FUSION         Philip Turits
CONTACT:    212-201-2407

                               pturits@fusiontel.com

FUSION RECEIVES DEFICIENCY NOTICE FROM AMEX

NEW YORK, October 16, 2008 - Fusion (Amex: “FSN”; “FSN.WS”) today announced that the Company received notice from the NYSE Alternext US LLC (formerly AMEX, the “Exchange”) indicating that the Company is currently not in compliance with certain of the Exchange’s continued listing standards.

Specifically, the notice cited that Fusion is not in compliance with the following sections of the Exchange Company Guide:

•     Section 1003(a)(ii) in that Fusion has stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

•     Section 1003(a)(iii) in that Fusion has stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years; and,

•     Section 1003(a)(iv) in that Fusion has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether Fusion will be able to continue operations and/or meet its obligations as they mature.

In order to maintain its listing on the Exchange, the Company must submit plans to the Exchange by November 17, 2008 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by April 10, 2009, and with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by April 12, 2010 (collectively the “Plans”). If the Company does not timely submit the Plans, or if the Plans are not accepted, the Company will be subject to delisting proceedings. If the Plans are accepted, but the Company is not in compliance with the continued listing standards of the Company Guide by April 10, 2009 and/or April 12, 2010, respectively, or if the Company does not make progress consistent with the Plans during the plan periods, the Exchange Staff may initiate delisting proceedings as it deems appropriate.

Management fully intends to submit the Company’s Plans to bring itself into compliance with Sections 1003(a)(ii), (iii), and (iv) of the Company Guide by the prescribed deadline of November 17, 2008, and expects that the Plans will demonstrate the Company's ability to meet the Exchange's continuing listing standards within the required timeframe. Additional details are included in the Company's Current Report on Form 8-K filed on October 16, 2008.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.